Filed pursuant to 424(b)(3)

Registration Statement No. 333-281551

PROSPECTUS SUPPLEMENT NO. 12

(To Prospectus dated August 28, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 22,043 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Registration Statement on Form F-1, dated August 28, 2024 (the “Prospectus”), relating to the resale, from time to time of up to 22,043 ordinary shares of the Company, $4.70250014886352 par value per share (“Ordinary Shares”), by the selling stockholder named elsewhere in the prospectus (“Selling Stockholder”). The Ordinary Shares included in this prospectus consist of (i) up to 14,726 Ordinary Shares that the Selling Stockholder may receive pursuant to the conversion of principal under a convertible promissory note in the principal amount of $1,150,000 held by such Selling Stockholder, and (ii) 7,316 Ordinary Shares underlying warrants held by the Selling Stockholder.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on January 23, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On January 23, 2025, the closing price of our Ordinary Shares was $4.13.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 18 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 24, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

SMX (Security Matters PLC (the “Company”) is filing this Report on Form 6-K to provide an update on its previously announced Heads of Agreement, dated December 5, 2024 (the “Heads of Agreement”) with Ybyrá Capital S.A. (“Ybyrá”), an emerging holding company focused in commodities and real estate development in South America. The Company and Ybyrá continue to structure the terms of the combination, aiming to maximize value for each of their shareholders.

At this stage, both companies are in the initial phase of determining the necessary structure and documentation to ensure that the transaction is conducted in compliance with applicable laws in the United States and Brazil, and Nasdaq listing requirements.

It also involves a detailed analysis of an independent third party to define the quality and updated value of Ybyrá’s assets, as well as a specialized technical team at SMX to prepare the unique certifying process for those assets.

Additionally, both companies are continuing to negotiate key deal terms.

While SMX remains at this time committed to the potential transaction and believes Ybyrá is similarly committed, the non-binding Heads of Agreement provides a roadmap, including the need for further due diligence, regulatory and shareholder approvals, and the parties have not yet finalized the principle deal terms or commenced drafting of definitive transaction documents. The parties cannot at this time give any assurance that definitive documents will be executed or delivered, that both companies will satisfy all expected closing conditions, including stockholder approvals, or that the transaction will be consummated in the first half of 2025 as originally targeted, later in 2025 or ever.

Forward Looking Statements

This Report on Form 6-K contains “forward-looking statements.” Such statements which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “intends,” “would,” “could” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this Form 6-K, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Although the Company believes that the beliefs, plans, expectations and intentions contained in this Form 6-K are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s reports and statements filed from time-to-time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 23, 2025

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer